EXHIBIT 23(ii)


            Consent of Independent Accountants



To the Board of Directors of
 The Stride Rite Corporation

We consent to the incorporation by reference in the Registration Statement of the Stride Rite Corporation on Form S-8 of our report dated January 19, 1995 on our audits of the consolidated financial statements and financial statement schedules of the Stride Rite Corporation as of December 2, 1994 and December 3, 1993 and for each of the three years in the period ended December 2, 1994, which reports are included or incorporated by reference in the Annual Report on Form 10-K of the Stride Rite Corporation for fiscal year ended December 2, 1994.





                                   /s/ Coopers & Lybrand L.L.P.

                                   Coopers & Lybrand L.L.P.

Boston, Massachusetts
April 12, 1995